April 19, 2005


Board of Directors
eNuclues, Inc.
2950 West Golf Road
Rolling Meadows, Illinois 60008
U.S.A.


Dear Sirs:


This letter is to constitute our consent to include the audit report of eNuclues, Inc. As of December 31, 2004 in the Registration Statement filed on Form 10-KSB contemporaneously herewith and subject to any required amendments thereto.


Yours very truly,


/s/  DANZIGER & HOCHMAN
------------------------------
     DANZIGER & HOCHMAN

GARY CILEVITZ